Exhibit 4.5

SUBORDINATED INTERCOMPANY NOTE PROCEEDS LOAN NOTE

$301,023,000	New York, New York November 24, 2004

FOR VALUE RECEIVED, Inmarsat Holdings Limited, a private limited company incorporated under the laws of England and Wales with registered number 4917504, having an address at 99 City Road, London, EC1Y 1AX, United Kingdom (“Maker”) promises to pay to the order of Inmarsat Finance II plc (“Inmarsat Finance II”), a public limited company incorporated under the laws of England and Wales with registered number 5280523, having an address at 99 City Road, London, EC1Y 1AX, United Kingdom (together with its successors and assigns, “Payee”) the principal sum of three hundred one million twenty-three thousand DOLLARS ($301,023,000), together with interest as provided in this Note (such outstanding amount, together with such interest, the “Loan”) as follows:

1.                                       Loan Agreement.  This Note is issued to evidence the obligations of the Maker to the Payee pursuant to the Subordinated Intercompany Note Proceeds Loan Agreement, dated November 24, 2004, among Maker and Payee (as amended, modified and supplemented from time to time, the “Loan Agreement”) and is subject to the terms and conditions of that agreement.

2.                                       Security.  This Note constitutes security for the obligations of Inmarsat Finance II under an Indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated November 24, 2004, between Inmarsat Finance II, The Bank of New York, as trustee (the “Trustee”), and the Parent Guarantor, created pursuant to a Subordinated Intercompany Note Proceeds Loan Pledge Agreement, dated November 24, 2004, made by Inmarsat Finance II in favor of the Trustee (as amended, modified and supplemented from time to time, the “Pledge Agreement”).  In the event of a default under the Indenture, Trustee may, but shall not be required to, exercise its rights under the Pledge Agreement and may take possession of, sell or otherwise transfer this Note.

3.                                       Interest.  Interest from the date hereof on the unpaid principal balance under this Note shall be payable at the rates, in the manner and at the times set forth in the Loan Agreement.

4.                                       Maturity and Acceleration.  Subject to the following sentence, the Loan will mature and become payable in full on November 15, 2012 (the “Final Maturity Date”).  The Loan shall also become due and payable in the other circumstances set out in the Loan Agreement.

5.                                       Prepayment.  At any time while any 10 3/8% senior discount notes due 2012 of Inmarsat Finance II (the “Senior Discount Notes”) are outstanding pursuant to the Indenture, the Maker may not, without the consent of the Trustee (given at the direction of the requisite holders of outstanding Senior Notes in accordance with the Indenture), prepay or otherwise reduce or permit the prepayment or reduction of this Note, save (i) to facilitate a corresponding payment of principal on the Senior Discount Notes or (ii) as a consequence of the extinguishment, by operation of law, of the Loan in connection with a merger, consolidation, amalgamation or other business combination transaction between the Maker and the Payee which complies with that certain Indenture and as a consequence of which the Maker or the Payee ceases to have separate legal existence.  Notwithstanding the foregoing, the Loan may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Senior Discount Notes.

6.                                       Premium.  Where any redemption or purchase premium is payable by Inmarsat Finance II in respect of Senior Discount Notes to be redeemed or repurchased, a repayment premium of an equivalent amount shall be payable by the Maker in respect of that part of the Loan which is prepaid in order to facilitate such redemption or repurchase.

7.                                       Additional Interest, Additional Amounts and Default Interest.  Where any Additional Interest, Additional Amounts or Default Interest (in each case, as defined in the Loan Agreement) are payable by Inmarsat Finance II under the Indenture or the Registration Rights Agreement (as defined in the Loan Agreement) an equivalent amount shall be payable pursuant to Section 5 of the Loan Agreement, by the Maker in respect of the Loan.

8.                                       Payments.  All payments made by the Maker under this Note must be made in full in lawful money of the United States without set-off or counterclaim and not subject to any condition and free and clear of and without deduction or withholding for or on account of any taxes (a “Tax Deduction”) or any other purpose, unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made by the Maker, the amount of the payment due from the Maker shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

9.                                       Usury Savings.  Nothing in this Note shall require Maker to pay or permit Payee to collect from Maker interest in an amount exceeding the maximum amount permitted by law in commercial loan transactions between parties of the character of the parties to this Note.  The interest payable under this Note by Maker shall in no event exceed such maximum amount.

10.                                 Notices.  Any notice to be served under this Note will be in writing and will be made by letter or by facsimile transmission to the party to be served at its address or facsimile number shown in the Loan Agreement.

11.                                 Assignment. The Maker may not assign or transfer its rights or obligations under the Loan Agreement and this Note without the prior written consent of the Payee and the Trustee (given in accordance with the Indenture).  The Payee may assign and transfer its rights and obligations under the Loan Agreement and this Note only pursuant to and in accordance with the Pledge Agreement,.

12.                                 Subordination.  This Note is subordinated to all Senior Debt (as defined in the Loan Agreement) of the Maker on the terms and to the extent provided for in the Loan Agreement.

13.                                 APPLICABLE LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

14.                                 CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE MAKER ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, THE MAKER, FOR ITSELF AND IN CONNECTION WITH ITS

PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE AS SET OUT IN SECTION 15 BELOW BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE MAKER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH THE LOAN AGREEMENT;  AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE MAKER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND AGREES THE PAYEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE MAKER IN THE COURTS OF ANY OTHER JURISDICTION.

15.                                 Service of Process in New York.  The Maker hereby acknowledges and agrees that it has, by separate letter agreement, irrevocably appointed CT Corporation System, as its authorized agent upon which process may be served in any suit or proceeding against it arising out of or relating to this Note or arising under the U.S. federal or state securities laws and arising out of, related to or based upon the transactions contemplated by this Note, and agrees that service of process upon such agent, and written notice of said service to it, by the person serving the same to the address provided above, shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  The Maker agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until the final Maturity Date (or earlier, if this Note is prepaid in full).

16.                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE PROCEEDS LOAN DOCUMENTS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.

IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

17.                                 Severability.  If any provision of this Note is invalid or unenforceable, then the other provisions shall remain in full force and effect and shall be liberally construed in favor of Payee.

18.                                 Designation as Note Proceeds Loan Document.  This is a Subordinated Intercompany Note Proceeds Loan Document for purposes of the Loan Agreement.

19.                                 Further Assurances.  Maker shall execute, acknowledge, and deliver to Payee such additional documentation as Payee shall reasonably require to further evidence and confirm Maker’s obligations under the Loan and the security provided for in this Note.

INMARSAT HOLDINGS LIMITED
as Maker

By:	/s/ ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary

INMARSAT FINANCE II PLC
as Payee

By:	/s/ ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary